NEWS ANNOUNCMENT

CONTACT:

William J. Clifford                                                                   Joseph N. Jaffoni, Richard Land

Chief Financial Officer                                                            J C I R

610/373-2400                                                                         212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING TO ACQUIRE HARRAH’S ST. LOUIS
FOR $610 MILLION IN ACCRETIVE TRANSACTION

- Transaction Expands Penn National’s Presence in the St. Louis

Gaming Market with Established, Missouri-Based Gaming Facility -

- Penn National to Fund Acquisition Through Add-on

to Existing Senior Secured Credit Facility -

Maryland Heights, MO and Wyomissing, PA (May 7, 2012) ‑‑ Penn National Gaming, Inc. (PENN: Nasdaq) announced today that it has entered into a definitive agreement to acquire the stock of the Harrah’s St. Louis gaming and lodging facility from Caesars Entertainment (CZR: Nasdaq) for total consideration of approximately $610 million.  The transaction price represents a multiple of approximately 7.75 times the property’s trailing twelve month EBITDA (earnings before interest, taxes and depreciation) and will be funded through an add-on to Penn National’s existing Senior Secured Credit Facility.  While the acquisition is a stock transaction, for tax purposes, it will be treated as an asset transaction which Penn National expects will provide tax benefits that will effectively reduce the purchase multiple to 6.75 times the property’s trailing twelve month EBITDA.  Pro forma for the completion of the transaction, Penn National Gaming’s total debt to EBITDA leverage ratio will increase to 3.25 times from 2.75 times (at March 31, 2012).

The transaction, expected to close in the second half of 2012, is subject to customary closing conditions and regulatory approvals and upon closing, Penn National will re-brand Harrah’s St. Louis with the Company’s Hollywood-themed brand.

Harrah’s St. Louis is located in Maryland Heights, Missouri, directly off I-70 and adjacent to the Missouri River and approximately 22 miles northwest of downtown St. Louis, approximately eight miles west of Lambert St. Louis International Airport, and approximately 25 miles southwest of the Penn National’s Argosy Casino Alton.  The facility is situated on over 294 acres along the Missouri river and features approximately 109,000 square feet of gaming space with approximately 2,600 gaming machines and 85 table games (including poker positions), a 500 guestroom hotel, nine dining and entertainment venues and structured and surface parking for 4,644 vehicles.

-more-

Penn National Gaming, 5/7/12                                                                              page 2

Peter M. Carlino, Chief Executive Officer of Penn National, commented, “The planned addition of Harrah’s St. Louis will further expand Penn National’s regional operating platform with a facility that is extremely well-positioned in a large metropolitan market.  Under the terms of the agreement with Caesars, we are required to re-brand the facility.  The re-branding with Penn National’s Hollywood brand -- which has been successfully introduced at eleven other properties across the country -- will invoke the glamour of 1930s’ art deco Hollywood.  We look forward to working with Caesars over the upcoming months to ensure a seamless transition for all of our constituents including customers, employees, vendors and Missouri regulators.

“This accretive transaction represents yet another way for Penn National to sensibly leverage its industry-leading balance sheet to further expand our property portfolio.  We believe the addition of Harrah’s St. Louis highlights our commitment to build shareholder value through return-focused capital deployment and complements our existing development pipeline which includes the scheduled opening of Hollywood Casino Toledo later this month and Hollywood Casino Columbus later this year along with the recent opening of Hollywood Casino at Kansas Speedway.  We continue to evaluate other domestic regional gaming opportunities where we can leverage our balance sheet and proven operating disciplines.”

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment. The company presently operates twenty-six facilities in nineteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  In aggregate, Penn National's operated facilities currently feature approximately 29,700 gaming machines, approximately 665 table games, 2,400 hotel rooms and 1.2 million square feet of gaming floor space.  Penn National is also developing casinos in Toledo and Columbus, Ohio, with openings targeted for 2012.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Penn describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to receive timely regulatory approval for and to otherwise complete the planned acquisition, including satisfaction of all conditions precedent set forth in the definitive purchase agreement; the costs and risks of litigation and/or exercise of remedies, including the loss of any deposits, as set forth in the purchase agreement or otherwise in the event that the transactions contemplated in the purchase agreement are not consummated; our ability to obtain the financing on acceptable terms and rates necessary to complete the planned acquisition; our ability to successfully integrate such acquisition into our existing business and to achieve the expected returns; our ability to receive, or delays in obtaining, the regulatory approvals required to own, develop and/or operate our facilities (which can result in lost revenue and forfeiture of deposits), or other delays or impediments to completing our planned projects, including favorable resolution of any related litigation; our ability to secure state and local permits and approvals necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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